Exhibit 21.1

Subsidiaries of New Cobra Pubco, Inc.

The following table lists the subsidiaries of New Cobra Pubco, Inc., after giving effect to the Mergers.*

Name	Jurisdiction of Organization
Viper Energy, Inc.*	Delaware
Sitio Royalties Corp.	Delaware
Sitio Royalties GP, LLC	Delaware
STR Sub Inc.	Delaware
MNRL Sub Inc.	Delaware
Viper Energy Partners LLC	Delaware
1979 Royalties GP, LLC	Delaware
1979 Royalties, LP	Texas
Moccasin Royalty LLC	Delaware
Mamba Royalty LP	Delaware
King Snake Royalty LLC	Texas
Queen Snake Royalty LLC	Delaware
Sitio Permian, LP	Delaware
Sitio Eagle Ford, LP	Delaware
Sitio Appalachia, LP	Delaware
Sitio Nuevo, LP	Delaware
Sitio Anadarko, LP	Delaware
Sitio Rockies, LP	Delaware
Sitio Finance Corp.	Delaware
Sitio Royalties Management Holdings, Inc.	Delaware
Sitio Royalties Management, LLC	Delaware

*	Upon closing of the Mergers, Viper Energy, Inc. will be renamed, and New Cobra Pubco, Inc. will assume the name “Viper Energy, Inc.”